Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Tuesday, July 26, 2022

CHICAGO, ILLINOIS – July 26, 2022 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported second quarter and first half 2022 net sales and net earnings.

Second quarter 2022 net sales were $142,081,000 compared to $114,560,000 in second quarter 2021, an increase of $27,521,000 or 24%. Second quarter 2022 net earnings were $11,989,000 compared to $9,794,000 in second quarter 2021, and net earnings per share were $0.17 and $0.14 in second quarter 2022 and 2021, respectively, an increase of $0.03 per share or 21%.

First half 2022 net sales were $281,372,000 compared to $216,355,000 in first half 2021, an increase of $65,017,000 or 30%. First half 2022 net earnings were $24,016,000 compared to $20,561,000 in first half 2021, and net earnings per share were $0.35 and $0.29 in first half 2022 and 2021, respectively, an increase of $0.06 per share or 21%.

Mrs. Gordon said, “The sales growth in second quarter and first half 2022 was driven by an overall increase in demand and reflects effective sales and marketing programs. The Company had continuing improvement in customer orders and sales throughout 2021 and into first half 2022 as consumers returned to more activities and lifestyles that they experienced prior to the Covid-19 pandemic. These activities include planned purchases of the Company’s products for “sharing” and “give-a-way” occasions. Many of the Company’s products are consumed at group events, outings, and other gatherings which had been significantly curtailed or in some cases eliminated in response to the Covid-19 pandemic. Both second quarter and first half 2022 sales also benefited from the timing of some sales which were rescheduled from the preceding periods due to some supply chain and manufacturing delays that we experienced. Second quarter and first half 2022 sales also exceeded second quarter and first half 2019 sales by 34% and 36%, respectively, which provides a sales comparison prior to the pandemic.

Although higher second quarter and first half 2022 sales contributed to improved net earnings compared to corresponding prior year periods in 2021, significantly higher input costs mitigated much of the benefits of these increased sales. When compared to these prior year periods, second quarter and first half 2022 gross profit margins and net earnings were adversely affected by significantly higher costs for ingredients, packaging materials, freight and delivery, and many manufacturing supplies and services. We also incurred additional costs, including overtime and extended operating shifts for plant manufacturing, to meet this higher demand.

Our input unit costs moved significantly higher in second quarter and first half 2022 as most of our supply contracts for ingredients, packaging materials and manufacturing supplies and services expired at the end of 2021 and new supply agreements at higher prices became effective in early 2022. In certain instances, we have expanded our annual commitments for some ingredients from our suppliers to meet higher demand, however, certain markets are very tight and this incremental expansion has and will continue to result in yet higher unit costs for these additional materials. Supply chain challenges and limited availability of certain ingredients and materials, as well as generally higher commodity markets, are driving up our costs for many key ingredients and materials. The adverse effects of higher energy costs, including higher fuel surcharges, have added to our input costs on both customer and supplier freight and delivery in 2022. These higher energy costs have also increased our costs for utilities to operate our manufacturing plants this year. We expect these higher input costs to continue through the balance of 2022 and are seeing even higher overall costs for ingredients and materials in 2023. The Company uses the Last-In-First-Out (LIFO) method of accounting for inventory and costs of goods sold which results in lower current income taxes during such periods of increasing costs, but this method does charge the most current costs to cost of goods sold and thereby accelerates the realization of these higher costs.

In response to these higher input costs many companies in the consumer products industry have announced increases in selling prices. We have followed with price increases as well with the objective of improving sales price realization and restoring some of our margin declines. Price increases were phased in principally during second half 2021 and first quarter 2022. Although our price increases have generally reflected the overall price increases in our industry, they have not resulted in restoring our margins to historical levels. The Company has observed that the confectionary industry is currently pursuing additional price increases to offset these continuing increases in input costs and overall higher inflation, and we will be pursuing further pricing actions as well. Although the Company continues to monitor these higher input costs and price increases in the industry, we are mindful of the effects and limits of passing on all of the above discussed higher input costs to consumers of our products.

Our supply chain has continued to be extremely challenging in 2022, as our supplier lead times have expanded greatly or our suppliers have been unable to meet promised delivery dates. In some cases, we are unable to secure timely delivery of additional ingredients and packaging materials to meet our higher demand in 2022, and therefore are limiting our customer sales order volumes of some products. We are continuing to focus on the supply chain and possible delays and disruptions, but this area continues to have much less predictability compared to past history. Although we are cautiously optimistic, it is possible that supply chain disruptions could result in the temporary shut-down of one or more manufacturing lines resulting in lost sales and profits in 2022. We have been able to meet substantially all of our labor needs to date for our seasonal increases in production and believe that we will meet this challenge in 2022, but again, the current tight labor market has created more uncertainty than in the past.

More favorable foreign exchange also contributed to improved net earnings in both second quarter and first half 2022. The Company’s effective income tax rates were 24.4% and 25.5% in second quarter 2022 and 2021, respectively, and 24.2% and 24.9% in first half 2022 and 2021, respectively. Earnings per share did benefit from stock purchases in the open market resulting in fewer shares outstanding in second quarter and first half 2022.

We are focused on the longer term and therefore are continuing to make investments in plant manufacturing operations to meet new consumer and customer product demands, achieve product quality improvements, and increase operational efficiencies in order to provide genuine value to consumers. The effects of the Covid-19 pandemic, including variants and sub-variants, are unprecedented, and therefore the Company is unable to determine the related effects on its sales and net earnings for the balance of 2022 and beyond.”

Safe Harbor Statement

This release contains forward-looking statements that are based largely on the Company’s current expectations and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “anticipated,” “believe,” “expect,” “intend,” “estimate,” “project,” “plan” and other words of similar meaning in connection with a discussion of future operating or financial performance and are subject to certain factors, risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such factors, risks, trends and uncertainties, which in some instances are beyond the Company’s control, include the overall competitive environment in the Company’s industry, supply chain disruptions, and changes in assumptions, judgments and risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2021.

The risk factors referred to above, including the effects of the Covid-19 pandemic, are believed to be significant factors, but not necessarily all of the significant factors that could cause actual results to differ from those expressed in any forward-looking statement. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made only as of the date of this report. The Company undertakes no obligation to update such forward-looking statements.

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

JUNE 30, 2022 and 2021

	Second Quarter Ended
	2022	2021

Net Product Sales	$142,081,000	$114,560,000
Net Earnings	$11,989,000	$9,794,000
Net Earnings Per Share*	$0.17	$0.14
Average Shares Outstanding*	68,945,000	69,570,000

	Six Months Ended
	2022	2021

Net Product Sales	$281,372,000	$216,355,000
Net Earnings	$24,016,000	$20,561,000
Net Earnings Per Share*	$0.35	$0.29
Average Shares Outstanding*	68,989,000	69,712,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 8, 2022 and April 2, 2021.